Exhibit 10.11
PRIVATE AND CONFIDENTIAL
Dated ___ July 2005

(1) Mikohn Gaming Corporation
(2) Neil Crossan

EXECUTIVE’S SERVICE AGREEMENT

THIS AGREEMENT is made on ___1st__ July, 2005
BETWEEN:
(1)	Mikohn Gaming Corporation of 920 Pilot Road, Las Vegas, NV 89119 (“the Company”) and
(2)	Neil Crossan of [30 Lake Street, Oxford, Oxfordshire] (“the Executive”)
RECITAL
It is the intention of the parties that this document be executed as a deed.
1.	Interpretation

1.1	In this Agreement, (except where the context otherwise requires) the words and expressions set out below shall have the following meanings:
(a)	the “Board” means the board of directors from time to time of the Company or a duly authorised committee of it;

(b)	“Confidential Material” means any information relating to the Group or the business, prospective business, technical processes, computer software (both source and object code), Intellectual Property Rights or finances of any member of the Group, or complications of two or more items of such information whether or not each individual item is in itself confidential, including without limitation, price lists, lists of customers and suppliers (both current and those who were customers or suppliers during the past two years), which comes into the Executive’s possession by virtue of the Employment, and which the relevant member of the Group regards, or could reasonably be expected to regard, as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential”, and any and all information which has been or may be derived or obtained from any such information;

(c)	the “Employment” means the employment of the Executive pursuant to this Agreement or, as the context requires, its duration;

(d)	the “Group” means the Company, any subsidiary of the Company, any holding company of the Company, any subsidiary of such holding company and any company designated by the Board as an associated company from time to time;

(e)	“Intellectual Property Rights” means copyrights, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, semiconductor topography rights, proprietary information rights and all other similar proprietary rights and applications for such rights as may exist anywhere in the world;

(f)	“Inventions” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications for them or other matters which the Executive alone or with one or more others may make, devise or discover during the Employment and which pertain or are actually or potentially useful to the commercial or industrial activities from time to time of the Group or the processes or machinery of the Group for providing the services or making the products of the Group or which pertain to, result from or are suggested by any work which the Executive or any employee has done or may do during the Employment for the Group;

(g)	“Recognised Investment Exchange” has the meaning given to it in Section 285 of the Financial Services and Markets Act 2000; and

(h)	“Termination Date” means the date on which the Employment terminates.
1.2	The expressions “holding company” and “subsidiary” shall have the meanings given to them by Sections 736 and 736A, Companies Act 1985.
1.3	In this Agreement, unless the context otherwise requires:
(a)	references to Clauses are to clauses of this Agreement, as amended in accordance with this Agreement;

(b)	the Clause headings are for convenience only and shall not affect the interpretation of this Agreement;

(c)	the Recital constitutes an integral part of this Agreement;

(d)	references to any legislation are reference to that legislation as amended, replaced or re-enacted from time to time and any subordinate legislation made under it;

(e)	words implying the singular include the plural and vice versa;

(f)	words implying a gender include every gender; and

(g)	references to a person include an individual, firm, company, corporation, unincorporated body of people, or any agency of the above.
2.	Appointment
2.1	The Company will employ the Executive and the Executive will serve the Company as Executive Vice President, International Division.
3.	Duration
3.1	Subject to Clauses 3.2, 15.1 and 16.1 the Employment commenced on 1st July 2005 and will continue unless or until terminated by either party giving to the other not less than 30 days’ written notice, such notice to expire at any time.
3.2	Notwithstanding Clause 3.1, the Company will be entitled at its sole discretion to make a payment of basic salary to the Executive in lieu of notice and to deduct sums equivalent to tax and national insurance from any such payment; provided that if the Company decides not to make a payment to the Executive under this Clause, the Executive cannot enforce that payment as a contractual debt nor as liquidated damages and his sole remedy will be a claim in damages. [
3.3	The Executive’s continuous period of employment with the Company began on October 12th 2000.
3.4	During any period of notice, the Executive may be required by the Company, in its absolute discretion, for up to twelve months not to attend at the Company’s premises at any time and not to perform any duties for the Company or to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company, for such period and at such place or places as the Company deems necessary; provided, that the Executive will be entitled to receive his basic salary during such period. For the avoidance of doubt, during any such period the Executive will remain an employee of the Company and may not carry out any work for any third party.
3.5	The Company retains the right to suspend the Executive from the Employment on basic salary at any time for a reasonable period to investigate any matter in which it reasonably believes the Executive is implicated or involved (whether directly or indirectly). For the avoidance of doubt, any decision to suspend will be made by the Chief Executive Officer.
4.	Duties
4.1	The Executive will:
(a)	perform all the duties and exercise all the powers of his office and such other functions within the Group (not being inconsistent with his position as Executive Vice President, International Division, of the Company) as the Chief Executive Officer may require to the best of his ability, giving the Company the full benefit of his knowledge, expertise and technical skills, and he will comply with all lawful directions given by or with the authority of the Board, and whenever required to do so, will promptly give a full account to the Board or a person duly authorised by the Board, of all matters entrusted to him;

(b)	comply with all reasonable directions from time to time given to him by the Chief Executive Officer and with rules and policies from time to time laid down by the Company;

(c)	whenever so required for the proper fulfilment of his duties, work without further remuneration in excess of the normal hours of work of the Company;

(d)	attend and work at any premises of the Group wherever situated, and travel and work both in the United Kingdom and abroad, as may be required for the proper fulfilment of his duties; and

(e)	at the request of the Company, accept any other appointment with the Group (whether such appointment is in addition to or in substitution for the appointment specified in Clause 2) whether in the United Kingdom or abroad; provided, that such appointment does not render the terms of the Employment, taken as a whole, materially less favourable to the Executive than those prevailing before such appointment. No such change will be deemed to be a termination of the Employment.
4.2	The Executive agrees that for the purposes of the Working Time Regulations 1998 (and any amendment or re-enactment thereof) any legislative provisions imposing a maximum number of average weekly working hours shall not apply to the Employment. The Executive may withdraw consent by giving the Company not less than three months’ notice in writing.
4.3	The Executive agrees not to voluntarily assist any person in bringing or pursuing, or preparing to bring or pursue, any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents save as required by Order of a Court of competent jurisdiction.
4.4	Before and after the Termination Date, the Executive agrees to reasonably cooperate with the Company in connection with its actual or contemplated defence, prosecution, or investigation of any claims or demands by third parties, or other matters, arising from events, acts, or failures to act that occurred during the time period in which the Executive is employed by the Company. Such cooperation includes, without limitation, the Executive making himself available upon reasonable notice, without Order of a Court of competent jurisdiction, for interviews and truthful and accurate testimony, which could include depositions, trial testimony and/or witness statements. The Company will reimburse the Executive for reasonable out-of-pocket expenses he incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will reasonably accommodate the Executive’s scheduling needs. In addition, the Executive agrees to execute all documents (if any) necessary to carry out the terms of this Clause 4.4.
5.	Employment interests
5.1	Subject to Clause 5.2, during the Employment the Executive will not, without the prior consent of the Company be engaged or be concerned or undertake or be interested in (whether directly or indirectly) any other business or occupation or become a director or employee or agent or consultant or partner of any other person, firm or company (other than a company within the Group).
5.2	Notwithstanding Clause 5.1, the Executive may own beneficially any shares or securities listed on a Recognised Investment Exchange which when aggregated with shares or securities beneficially owned by his spouse and/or children, total not more three per cent of any single class of shares or securities in any company.
6.	Remuneration
6.1	The Company will pay to the Executive during the Employment a basic salary at the rate of [GBP 153,952] per annum (or at such higher rate as the Company may in its absolute discretion from time to time decide) which will accrue from day to day and be payable by equal monthly instalments in arrears on or before the last day of each calendar month. The Executive’s basic salary shall increase at a rate of no less than 5% per annum for the duration of the Agreement. In addition to the foregoing, Executive shall be entitled to a payment of GBP 2,050 per month for the duration of the Agreement, which shall constitute a cost of living adjustment (“COL”).
6.2	At the sole and absolute discretion of the Company, the Executive may be eligible to receive a bonus during the Employment. The amount of any bonus paid will be determined by the Company’s Compensation and Executive Committees. The payment of a bonus in respect of one year will not create any right or entitlement to a bonus in respect of any subsequent financial year. No bonus payment will be made if at the due payment date the Executive has received or has given notice of the termination of the Employment or has ceased to be employed by the Company.
6.3	During the term of this Agreement, the Company will provide the Executive a family membership at Spanish Trails Country Club subject to and in accordance with the rules of such membership scheme. The Executive shall be responsible for payment of monthly dues and other charges (except for the initial membership charge).
6.4	At the sole and absolute discretion of the Company, and subject to approval of the Board, the Executive may be eligible to receive options to purchase shares of the Company’s common stock subject to and in accordance with the rules of the Company’s Stock Option Program from time to time.
6.5	The Executive authorises the Company to deduct from the Executive’s salary sums from time to time owing from the Executive to the Company or any other member of the Group.

6.6	In addition to all other compensation, the Company shall pay to Employee a one time lump sum of 30,000 Euros to assist Employee in his relocation. This sum shall be payable no later than October 31, 2005. The parties acknowledge that all necessary taxes will be withheld form this amount in ordinary course.
7.	Expenses
7.1	The Company will reimburse to the Executive (against receipts or other appropriate evidence) all expenses properly and reasonably incurred by him in the course of his duties under the Employment, including but not limited to the reasonable, actual and documented costs of relocation of Executive’s personal belongings to the United Kingdom.
7.2	If the Executive is provided with a credit or charge card by the Company, this must only be used for expenses reasonably incurred by him in the course of performing his duties under the Employment.
8.	Car
8.1	Subject to the Company’s car policy, and to the terms of that policy in force from time to time, the Company will pay the Executive a car allowance of GBP 900 per month. The allowance shall be payable by monthly payments in arrears subject to such deductions as are required by law.
9.	Sickness pay
9.1	The Executive has no contractual right to pay in respect of absence due to sickness or injury save for the Executive’s entitlement to statutory sick pay (“SSP”) under the Social Security Contributions and Benefits Act 1992 and any payment made by the Company during a period of such absence in addition to SSP will be at the Company’s sole discretion. Any payment made under this Agreement in respect of a day of sickness will count towards the Executive’s SSP for that day and any sickness or other benefits obtained by the Executive under any social security, national insurance or other legislation from time to time in force or any benefit received by him as a result of contributions paid by the Company to any health insurance scheme, in respect of a day of sickness will count towards payment to be made under this Agreement in respect of that day. Monday to Friday (inclusive) in each week shall be Qualifying Days for the purposes of the said Act.
9.2	In respect of any absence from the Employment due to sickness or injury lasting up to 7 days, the Executive will send to the Board, or to such person as it may nominate, a self certificate in such form as the Company may reasonably require. In respect of any absence exceeding 7 days, he will send to the Board or to the Board’s nominee, a statement of his disability signed by a medical practitioner covering absence after the seventh day.
9.3	If the Executive is absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of salary or other benefits under this Agreement, the Executive will repay to the Company any money it has paid to him as salary and the value of other benefits in respect of the same period of absence.
9.4	Subject to the Executive’s rights pursuant to the Access to Medical Reports Act 1998, the Executive agrees to be examined at the Company’s expense by a doctor nominated by the Company if at any time the Company so requests and the Executive authorises such doctor to disclose and to discuss with the Company and its advisers the results of such examinations.

10.	Holidays
10.1	The Executive will be entitled, with full remuneration, to the usual public and statutory holidays and a further 25 working days’ holidays in each full holiday year, to be taken at such times as will be agreed between the Chief Executive Officer and the Executive or, failing agreement, as the Chief Executive Officer may determine. Holidays must be requested as far in advance as is practicable and in any event not less than one week prior to the start of the holiday.
10.2	The Executive’s holiday entitlement will be deemed to accrue from day to day and may not be carried over from one holiday year to the next. No payment will be made to the Executive in lieu of holiday accrued but not taken by him save on the termination of the Employment. However, where the Executive is dismissed pursuant to Clause 15.1 any such payment will be limited to that required by law. If on termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the appropriate deduction will be made from the Executive’s final salary payment.
10.3	The Company’s holiday year runs from 1 January to 31 December.
11.	Pensions and insurance
11.1	The Company does not operate a pension scheme and the Executive is encouraged to make his own pension arrangements.
11.2	Notwithstanding the above, the Company will provide the Executive with access to a designated stakeholder pension scheme as required by law.
11.3	If the Executive decides to contribute to the designated stakeholder pension scheme the Company will at his request arrange for his contributions to be deducted from his monthly salary and paid direct to the designated stakeholder pension scheme. The Executive may vary, cease or re-commence contributions although the Company reserves the right to restrict the frequency of variation, cessation or recommencement of contributions. The Executive will be provided with this information when he first makes contributions.
11.4	The Company has not opted to contract out of the State Earnings Related Pension Scheme and a Contracting-out Certificate issued in accordance with the Pension Schemes Act 1993 is not in force in respect of the Employment.
11.5	During the Employment, the Executive will be entitled to participate at the Company’s expense in such private medical expenses and dental insurance schemes offered by the Company and as the Executive elects to participate in, subject to the rules of the scheme from time to time (and any replacement schemes provided by the Company) and subject to the Executive being eligible to participate in or benefit from such scheme pursuant to its rules.
11.6	The Executive agrees that the Company shall have no liability to the Executive for any act, omission or default of any of the insurers, issuers or providers of any of the benefits specified above or otherwise provided to the Executive during the Employment. The maintenance of these benefits is a taxable benefit in the Executive’s hands and will be disclosed to the Inland Revenue.
11.7	The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Executive and the Executive’s heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company (and any predecessor company to the Company), or the

Executive’s service as an officer or member of the Board of Directors of the Company (or any predecessor company of the Company) or any affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities.
11.8	The Company may maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board) subject to and in accordance with the rules of such scheme, and, in the event such insurance is obtained, the Executive shall be covered under such insurance to the same extent as other senior management employees (and directors, with respect to the Executive’s role as a director, as may be applicable); provided, however, that the Company shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at a reasonable cost.
12.	Intellectual property rights
12.1	The Executive will promptly disclose and deliver to the Company for the exclusive use and benefit of the Group full details of any Inventions upon the making, devising or discovering of the same during the Employment, irrespective of whether they were so made, devised or discovered during normal working hours or using the facilities of the Company. The Executive will, irrespective of the termination of the Employment, give all information and data in his possession as to the exact mode of working, producing and using the same and will also at the expense of the Company give all such explanations, demonstrations and instructions to the Company as the Board may deem appropriate to enable the full and effectual working, production or use of the same.
12.2	The Executive will, without additional payment to him (except to the extent provided in Section 40, Patents Act 1977 or any similar provision of applicable law), whether or not during the continuance of the Employment, at the expense of the Company, promptly execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment.
12.3	The Executive:
(a)	will do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights (except only to the extent that such Intellectual Property Rights fail to vest in the Company) in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment in the Company or its nominee absolutely;

(b)	with full title guarantee hereby assigns (insofar as title to them does not automatically vest in the Company as a consequence of the Employment) to the Company by way of future assignment all copyrights arising in any original material (including without limitation source code and object code for software) produced by the Executive during the Employment, whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise, being the exclusive right to do and to authorise others to do any and all acts restricted by the Copyright Designs and Patents Act 1988 in relation to such material in the United Kingdom together with copyright in all other countries of the world (and/or any similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or conversion of infringing copies of the material prior to the date of this Agreement to hold unto the Company absolutely; and

(c)	waives all moral rights arising from any such original material so far as the Executive may lawfully do so in favour of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material.
12.4	Without prejudice to the generality of Clauses 12.2 and 12.3, the Executive hereby irrevocably and by way of security appoints the Company as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this Clause.
12.5	The Executive will do nothing (whether by omission or commission) during the Employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent or patents. The Executive will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension of them.
12.6	Nothing in this Agreement obliges any member of the Group to seek patent or other protection for any Invention nor to exploit any Invention.
13.	Confidentiality
13.1	The Executive must not during the Employment (other than in the proper performance of his duties) or at any time thereafter use for his own purposes or disclose to any third party any Confidential Material and must use his best endeavours to prevent such disclosure, except upon written approval of a duly authorised officer of the Company.
13.2	All Confidential Material and all other documents, papers and property which may have been made or prepared by, or at the request of, the Executive or have come into his possession or under his control in the course of the Employment or which relate in any way to any member or members of the Group or its or their the business, prospective business or affairs or those of any customer, supplier, agent, distributor or sub-contractor of any member of the Group are, as between the relevant member of the Group and the Executive, deemed to be the property of the relevant member of the Group. The Executive must deliver up all such documents and other property (including but not limited to the Company’s security badge and keys provided to the Executive), including all copies, to the Company immediately upon the termination of the Employment (or at any earlier time on demand).
13.3	The Executive must immediately inform the Company if he becomes aware of the possession, use or knowledge of any of the Confidential Material by any person not authorised to possess, use or have knowledge of the Confidential Material, whether during the Employment or thereafter and must at the Board’s request provide such reasonable assistance as is required to deal with such event.
13.4	The provisions of this Clause do not apply to any Confidential Material which:
(a)	is in or enters the public domain other than by breach of the Agreement; or

(b)	is obtained from a third party who is lawfully authorised to disclose such information; or

(c)	is authorised for release by the prior written consent of the Chief Executive Officer; or

(d)	is a protected disclosure as defined by the Public Interest Disclosure Act 1998.
13.5	Nothing in this Clause will prevent the Executive from disclosing Confidential Material where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law.
13.6	Failure by the Executive to comply with this Clause shall constitute a breach of this Agreement entitling the Company to terminate it immediately.
14.	Data protection
14.1	The Executive hereby agrees that the Company may hold computer records and personnel files relating to the Executive. These may include, but are not limited to, the Executive’s employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records, (which may, where necessary, include sensitive data relating to the Executive’s health, and data held for ethnic monitoring purposes). The Company requires such personal data for personnel administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Executive’s right of access to this data is as prescribed by law.
14.2	The Executive hereby agrees that the Company may process personal data relating to him for personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisors, to parties providing products and/or services to the Company (such as IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the Inland Revenue) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from any member of the Group including any member of the Group located outside the European Economic Area.
15.	Termination for breach
15.1	Notwithstanding the provisions of Clause 3.1 and 16.1, the Company may terminate the Employment by written notice having immediate effect if the Executive:
(a)	is guilty of serious dishonesty or of gross misconduct or incompetence or wilful neglect of duty or commits any breach of this Agreement, other than a breach which is capable of remedy and is remedied immediately by the Executive, at the Company’s request, to the complete satisfaction of the Company; or

(b)	is convicted of a criminal offence, other than an offence carrying a fixed penalty under the Road Traffic Acts; or

(c)	is unable through sickness or injury for twelve consecutive weeks or an aggregate of fifteen weeks in any fifty-two consecutive weeks to perform the duties of the Employment; or

(d)	after receiving written warning from the Company in respect of the poor performance of his duties, the Executive continues, in the opinion of the Chief Executive Officer, to perform his duties to an unsatisfactory standard; or